Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2007

CenterState Banks of Florida, Inc. Announces

Fourth Quarter 2006 Operating Results

WINTER HAVEN, FL. – January 29, 2007 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the fourth quarter 2006 of $2,191,000, up 19%, compared to $1,835,000 earned in the fourth quarter of 2005. Earnings per share for the current quarter was $0.19, up 12%, compared to $0.17 for the same quarter last year.

Net income for 2006 was $8,459,000, up 34% compared to $6,330,000 reported for 2005. Earnings per share for 2006 was $0.75, up 14.5%, compared to $0.655 for 2005. All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

For the quarter ended:	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Net interest income	$9,622	$9,636	$9,581	$8,264	$7,955
Provision for loan losses	(142)	(129)	(206)	(240)	(270)

Net interest income after loan loss provision	9,480	9,507	9,375	8,024	7,685
Non interest income	1,584	1,550	1,507	1,495	1,313
Non interest expense	(7,854)	(7,463)	(7,297)	(6,590)	(6,117)

Income before income tax	3,210	3,594	3,585	2,929	2,881
Income tax expense	(1,019)	(1,343)	(1,378)	(1,119)	(1,046)

NET INCOME	$2,191	$2,251	$2,207	$1,810	$1,835

EPS (basic)	$0.20	$0.20	$0.20	$0.17	$0.17
EPS (diluted)	$0.19	$0.20	$0.19	$0.17	$0.17

Pending acquisition

During November the Company entered into a definitive agreement to purchase Valrico Bancorp, Inc. (“VBI”) and it’s wholly owned subsidiary Valrico State Bank for a combination of cash and stock. Each VBI shareholder of record will have an option to elect payment in stock, cash or a combination of stock and cash, but in no event will more than 1,333,741 CSFL common shares (70%) nor less than 1,238,475 CSFL common shares (65%) be issued in the aggregate. VBI shareholders electing CSFL stock consideration will be entitled to receive 5.25 shares of CSFL common stock for each share of VBI common stock exchanged. Those electing cash consideration will be entitled to receive $105.06 for each share of VBI common stock exchanged. VBI is a one bank holding company operating through its subsidiary, Valrico State Bank (the “Bank”). The Bank opened for business in 1989 and operates through four banking locations in Hillsborough County, Florida. At September 30, 2006, VBI reported total consolidated assets of approximately $152,000,000. The transaction is expected to close in April 2007, subject to regulatory approval and approval by VBI shareholders. The Company intends to operate the Bank as a separate wholly owned subsidiary, similar to the Company’s other subsidiary banks.

Branch activity

At the beginning of the fourth quarter, the Company had 30 banking locations, four of which are referred to as “freedom offices,” which are small offices located inside gated retirement communities in central Florida. The office is usually located in a small room or area of the community’s “club house,” and caters to the needs of that particular community. Two of the four are very successful. The other two have not performed as well. Consequently, those two locations were closed during October 2006. Those two offices combined had total deposits of less than $1,500,000, which were transferred to another branch office. During the current quarter, the Company expensed approximately $30,000 for disposal of fixed assets related to closing the two locations.

Also during October, the Company opened a newly constructed branch office in Polk County (south of Lakeland, Florida) as well as a second new branch office in Polk County in a temporary facility on U.S. Highway 27 near Interstate 4. Construction has begun on a permanent facility, which is expected to be completed late in 2007.

Another branch office is nearing completion of construction in Osceola County (St. Cloud, Florida area) which is expected to be completed and opened during the first quarter of 2007. Several other site locations have been purchased or are in the process of being purchased for future branches in 2007 and 2008.

Dividend

On January 9, 2007, the board of directors declared a quarterly dividend of $0.035 per share payable on March 30, 2007 to all shareholders of record as of March 15, 2007.

Financial highlights

At December 31, 2006 total loans were $657,963,000, which represents a 27% increase compared to December 31, 2005. Exclusive of the $53,336,000 of loans acquired through the March 31, 2006 acquisition of CenterState Bank Mid Florida (“Mid FL”), organic loan growth during the year was approximately $87,969,000, or 17%.

At December 31, 2006 total deposits were $892,806,000, which represents a 24% increase compared to December 31, 2005. Exclusive of the $78,302,000 deposits acquired through the Mid FL acquisition, organic deposit growth during the year was approximately $97,167,000, or 14%.

The net interest margin (“NIM”) for the current quarter was 4.07% compared to 4.10% for the comparable quarter in 2005, and 4.13% for the previous quarter. After six consecutive quarters of margin expansion, the Company experienced its second quarter of margin compression (6 basis points each of the last two quarters). This is consistent with what appears to be occurring in the industry as a result of the changing yield curve and shift in deposit mix. Management believes that as local market competition placed upward pressure on time deposit rates, customers tended to shift deposits from low cost deposits to higher cost time deposit products. To address this, management has initiated incentive and other marketing plans focusing on checking account and other non time deposit account growth. These initiatives have resulted in increases in incentive compensation expense and marketing expense (see quarterly condensed consolidated non interest expense table included in this release).

Annualized return on average assets was 0.84% for the current quarter compared to 0.87% for the same quarter last year. Presented below are condensed consolidated balance sheets, condensed consolidated average balance sheets, and selected financial ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

At quarter ended:	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
Cash and due from banks	$40,385	$35,345	$36,625	$35,165	$41,949
Fed funds and money market	79,636	48,250	80,285	91,294	52,977
Investments	238,015	242,921	232,063	222,305	218,841
Loans	657,963	637,684	621,638	599,884	516,658
Allowance for loan losses	(7,355)	(7,367)	(7,310)	(7,095)	(6,491)
Goodwill	9,863	9,863	9,863	10,080	4,675
Core deposit intangible	3,083	3,249	3,414	3,580	479
Bank owned life insurance	7,320	7,246	6,172	6,108	6,043
Other assets	48,192	47,499	45,880	43,392	36,390

TOTAL ASSETS	$1,077,102	$1,024,690	$1,028,630	$1,004,713	$871,521

Deposits	$892,806	$845,849	$855,031	$829,667	$717,337
Other borrowings	62,792	59,605	58,595	56,973	52,811
Other liabilities	4,172	4,424	3,932	8,146	4,012
Minority interest	—	—	—	—	120
Stockholders’ equity	117,332	114,812	111,072	109,927	97,241

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,077,102	$1,024,690	$1,028,630	$1,004,713	$871,521

Condensed Consolidated Average Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Investments and fed funds	$299,467	$300,846	$287,099	$268,788	$264,232
Loans	645,103	632,568	611,379	531,895	511,339
Allowance for loan losses	(7,398)	(7,371)	(7,226)	(6,524)	(6,444)
All other assets	100,502	97,844	99,470	80,120	76,612

TOTAL ASSETS	$1,037,674	$1,023,887	$990,722	$874,279	$845,739

Deposits- interest bearing	$657,654	$654,009	$611,678	$519,587	$498,465
Deposits- non interest bearing	196,093	191,057	204,138	195,670	193,218
Other borrowings	62,399	60,486	59,413	57,022	52,880
Other liabilities	4,989	4,825	4,726	3,520	4,123
Minority interest	—	—	—	120	120
Stockholders’ equity	116,539	113,510	110,767	98,360	96,933

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,037,674	$1,023,887	$990,722	$874,279	$845,739

Selected financial ratios (unaudited)

As of or for the quarter ended:	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Return on average assets	0.84%	0.88%	0.89%	0.83%	0.87%
Return on average equity	7.52%	7.93%	7.97%	7.36%	7.57%
Net interest margin	4.07%	4.13%	4.27%	4.13%	4.10%
Loan / deposit ratio	73.7%	75.4%	72.7%	72.3%	72.0%
Stockholders’ equity / total assets	10.9%	11.2%	10.8%	10.9%	11.2%
Efficiency ratio	70%	67%	66%	68%	66%
Book value per share	$10.54	$10.32	$10.00	$9.91	$9.26

The Company’s credit quality remains good. Net charge-offs for the twelve month period ending December 31, 2006 were $500,000, or 0.08% of average loans for the period. During the current quarter, net charge-offs were $154,000. Allowance for loan losses was $7,355,000 at December 31, 2006, or 1.12% of loans outstanding. Nonperforming assets (which the Company defines as (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent and are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets that is not real estate), was $645,000 at December 31, 2006, compared to $1,549,000 at December 31, 2005. Non performing assets as a percentage of total assets was 0.06% at December 31, 2006, compared to 0.18% at December 31, 2005.

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans was 0.09% at December 31, 2006, compared to 0.29% at December 31, 2005. The ratio of allowance for loan losses to non performing loans was 1,206% at December 31, 2006, compared to 430% at December 31, 2005.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands

(unaudited)

As of or for the quarter ended:	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Non-accrual loans	$448	$696	$850	$647	$852
Past due loans 90 days or more and still accruing interest	162	458	1	551	658

Total non performing loans	610	1,154	851	1,198	1,510
Other real estate owned (“OREO”)	—	—	—	—	—
Repossessed assets other than real estate	35	35	50	65	39

Total non performing assets	$645	$1,189	$901	$1,263	$1,549
Non performing assets as a percentage of total assets	0.06%	0.12%	0.09%	0.13%	0.18%
Non performing loans as a percentage of total loans	0.09%	0.18%	0.14%	0.20%	0.29%
Net charge-offs (recoveries)	$154	$72	$(9)	$283	$205
Net charge-offs as a percentage of average loans for the period	0.02%	0.01%	0.00%	0.05%	0.04%
Allowance for loan losses as a percentage of period end loans	1.12%	1.16%	1.18%	1.18%	1.26%

Loan growth and deposit growth over the previous twelve months were 27% and 24% respectively. Exclusive of the $53,336,000 loans and $78,302,000 deposits acquired from the Mid FL acquisition, the previous twelve month loan and deposit growth rates were 17% and 14%, respectively. The Company does not use broker deposits nor does it solicit deposits nationally. All deposits, as well as loans, are generated from its local markets in central Florida. The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)

At quarter ended:	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Real estate loans
Residential	$180,869	$181,579	$173,011	$172,895	$148,090
Commercial	291,536	277,888	267,834	256,598	219,094
Construction, development and land loans	60,950	56,112	60,289	51,304	36,352

Total real estate loans	533,355	515,579	501,134	480,797	403,536
Commercial	68,948	67,642	64,978	65,173	63,475
Consumer and other loans	56,684	55,489	56,567	54,917	50,413

Total loans before unearned fees and costs	658,987	638,710	622,679	600,887	517,424
Unearned fees and costs	(1,024)	(1,026)	(1,041)	(1,003)	(766)

Total loans	$657,963	$637,684	$621,638	$599,884	$516,658
Deposit mix (in thousands of dollars)
At quarter ended:	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Checking accounts
Non interest bearing	$223,602	$198,386	$207,804	$220,541	$219,444
Interest bearing	110,627	97,060	107,035	123,214	89,309
Savings deposits	46,806	47,562	48,471	45,899	47,350
Money market accounts	100,528	102,114	111,445	107,449	96,082
Time deposits	411,243	400,727	380,276	332,564	265,152

Total deposits	$892,806	$845,849	$855,031	$829,667	$717,337

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

Amounts in thousands of dollars

For the quarter ended:	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Service charges on deposit accounts	$876	$902	$875	$748	$809
Commissions from mortgage broker activities	71	79	106	85	106
Loan related fees	91	70	75	79	63
Commissions from sale of mutual funds and annuities	202	142	81	270	39
Rental income	50	53	50	50	49
Debit card and ATM fees	176	138	141	137	134
BOLI income	75	74	63	65	43
Gain (loss) on sale of investments	—	—	17	—	(3)
Other service charges and fees	43	92	99	61	73

Total non interest income	$1,584	$1,550	$1,507	$1,495	$1,313
Quarterly Condensed Consolidated Non Interest Expense (unaudited) Amounts in thousands of dollars
For the quarter ended:	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Employee salaries and wages	$3,200	$3,116	$3,000	$2,748	$2,584
Employee incentive/bonus compensation	586	515	523	438	465
Employee stock option expense	136	147	181	130	—
Health insurance and other employee benefits	537	432	419	372	351
Payroll taxes	210	214	220	289	174
Other employee related expenses	189	159	149	147	119
Incremental direct cost of loan origination	(276)	(248)	(324)	(248)	(253)

Total salaries, wages and employee benefits	$4,582	$4,335	$4,168	$3,876	$3,440

Occupancy expense	912	907	856	768	730
Depreciation of premises and equipment	497	484	498	456	428
Supplies, stationary and printing	146	141	174	146	130
Marketing expenses	249	98	106	132	119
Data processing expenses	280	300	273	252	240
Legal, auditing and other professional fees	187	190	165	131	175
Bank regulatory related expenses	93	96	79	58	75
Postage and delivery	65	66	66	79	54
ATM related expenses	94	110	114	116	110
Amortization of CDI	166	165	166	17	18
Other expenses	583	571	632	559	598

Total non interest expense	$7,854	$7,463	$7,297	$6,590	$6,117

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with thirty locations in eight counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.